                              Allison & Humphreys
                                  Solicitors
                               East India House
                           109-117 Middlesex Street
                                 London EI 7JF

 2 December 1996


Planning Sciences International plc
Tuition House
St. George's Road
Wimbledon
London
SW19 4EH


Dear Sirs,

We have acted as English legal advisers to Planning Sciences International plc (the "Company"), a public limited company incorporated in England and Wales, with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the U.S. Securities and Exchange Commission on or about 2 December 1996, in connection with the registration by the Company, under the Securities Act of 1933, as amended, of an aggregate of 1,131,250 ordinary shares, par value L0.15 per share (the "Shares"), issuable pursuant to the Company's 1996 Equity Incentive Plan and the Company's Employee Share Option Scheme dated 25 February 1994, as amended on 17 August 1995 and adjusted under Rule 10 of such scheme (collectively, the "Plans").

We have examined, among other things, originals and/or copies of such documents, certificates and records as we have deemed necessary and appropriate for the purpose of preparing this opinion.

We have assumed without investigation the authenticity and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies.

We have assumed that at the date of allotment of any shares under the Scheme or the Plans the Company is solvent and the Company has not by such date passed a voluntary winding-up resolution, no petition has been presented or order made for the winding-up, dissolution or administration of the Company and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to the Company or any of its assets by the date of such allotment.

We have also made such examination of English law as we have felt necessary in order to render this opinion. We have made no investigation, and express no opinion, as to any law other than English law in force at and as interpreted at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction.

Based on the foregoing and the following restrictions, we are of the opinion that the board of directors of the Company has authority to allot the Shares and, when allotted by the board of directors in accordance with the terms of the Plans, the Shares will be legally issued, fully paid, and not subject to any calls under the laws of England and Wales.

The following restrictions apply to the opinion given in the preceding paragraph:

1. We have assumed that the board of directors will allot the shares in accordance with all necessary procedures contained in English law and the Company's Articles of Association.

2. We have assumed that upon allotment the directors will duly enter the allotee's name in the register of members.

3. The directors' authority to allot shares, given by the Company's articles of association, is for a maximum period of 5 years from 7 March 1996.

4. The board of directors has expressed its intention to seek a renewal of this authority annually but, if the renewal is not obtained, it will lapse after 5 years from the above date or on the expiry date of the last subsequent renewal of authority.

5. The Company's articles of association disapply statutory pre-emption rights on allotment of shares for the term of the above authority. The disapplication of pre-emption rights ceases to have effect if the authority to allot shares lapses and must in any event be renewed within 5 years from 7 March 1996. The period for which any renewal of this disapplication can be made is limited to such period which, at the time of such renewal, is equal to the period of the directors' authority to allot shares.

6. The Company presently has sufficient authorised unissued share capital to issue the Shares. If the company issues ordinary shares so that the balance of ordinary shares of L0.15 each contained in its authorised unissued share capital is less than the number of Shares, then the directors of the Company will not have the authority to allot the excess Shares.

7. It is open to a Company to change its articles of association by special resolution and/or to change its authorised share capital by ordinary resolution. It is also open to a Company by ordinary resolution to revoke the directors' authority to allot shares and by special resolution to revoke the disapplication of statutory pre-emption rights. Such changes could mean that the directors of the Company will not have or will have limited authority to allot the Shares and could remove the statutory disapplication of pre-emption rights or create non statutory pre-emption rights.

8. We have assumed that the Company has not, without our knowledge, held any general meetings of Shareholders since 3 May 1996.

9. We have relied upon a statement of fact from the Company that the board of directors has not, without our knowledge, allotted, or entered into any unconditional contract to allot, any shares under its authority since 3 May 1996 which would result in the Company not having sufficient authorised unissued share capital to issue the Shares.

We give no opinion as to the application of United States federal or state laws, including the "Blue Sky" or securities laws of the various states.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is to be governed by and constructed in accordance with English law.



Yours faithfully,

/s/ Allison & Humphreys